Exhibit (a)(5)(GGG)

Important Information:
This is neither an offer to purchase nor a solicitation of an offer to sell shares or American depositary shares of Schering AG. The terms and conditions of the offer have been published in the offer document after the permission of the German Federal Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht, BaFin) has been obtained on April 12, 2006. Dritte BV GmbH also has filed a tender offer statement with the U.S. Securities Exchange Commission (SEC) with respect to the takeover offer. Investors and holders of shares and American depositary shares of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the takeover offer filed by Dritte BV GmbH with the SEC because they contain important information. Investors and holders of shares and American depositary shares of Schering AG will be able to receive these documents free of charge at the SEC’s web site (http://www.sec.gov), or at the web site http://www.bayer.com.

This is not an offer of Bayer AG’s securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer, its management and its financial statements.

Bayer AG has been granted exemptive relief from the provisions of Rule 14e-5 under the U.S. Securities Exchange Act of 1934, as amended, permitting it (or Dritte BV GmbH or certain of its other affiliates or financial institutions on its behalf) to make purchases of shares of Schering AG outside of the takeover offer until the end of the offer period, subject to certain conditions. Accordingly, to the extent permissible under applicable securities laws and in accordance with normal German market practice, Bayer AG, Dritte BV GmbH or its nominees or its brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares of Schering AG outside the United States, other than pursuant to the offer, before or during the period in which the offer is open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be disclosed as required by applicable securities laws.

The following is an English translation of a notice that was published in the Börsen-Zeitung on June 27, 2006 as required by German law:

Dritte BV GmbH
Kaiser-Wilhelm-Allee 1, D-51373 Leverkusen,
Federal Republic of Germany

Announcement according to Section 23 (2) of the German Securities Acquisition and
Takeover Act (WpÜG) regarding the voluntary public takeover offer to the shareholders of

Schering Aktiengesellschaft

ISIN DE0007172009 / WKN 717200
ISIN US8065852043 / CUSIP 806585204
ISIN DE000A0H5Z83 / WKN A0H5Z8 (Schering Shares Tendered for Sale)
ISIN DE000A0H5Z91 / WKN A0H5Z9 (Schering Shares Subsequently Tendered for Sale)

On April 13, 2006, Dritte BV GmbH has published the offer document for the voluntary public takeover offer of Dritte BV GmbH to the shareholders of Schering Aktiengesellschaft, Müllerstraße 178, 13353 Berlin, Federal Republic of Germany, for the acquisition of all bearer shares with no par value, including all bearer shares with no par value represented by American Depositary Shares (ADSs). The acceptance period ended on June 14, 2006, 24:00 hours local time Frankfurt am Main, Federal Republic of Germany, resp. June 14, 2006, 6:00 p.m. local time New York, U.S.A.

Since June 23, 2006, 3:00 p.m. local time Frankfurt am Main, Federal Republic of Germany, resp. June 23, 2006, 9:00 a.m. local time New York, U.S.A., until June 26, 2006, 3:00 p.m. local time Frankfurt am Main, Federal Republic of Germany, resp. June 26, 2006, 9:00 a.m. local time New York, U.S.A., Dritte BV GmbH directly acquired outside of the offer in privately negotiated transactions 502,573 shares in Schering Aktiengesellschaft (0.26% of the nominal capital and the voting rights) at a price of EUR 89.00 in cash.

Leverkusen, June 27, 2006

Dritte BV GmbH

The Management